                                                                   Exhibit 10.34

                                                                  Execution Copy

                    Amended and Restated Employment Agreement

                                     Between

                               Kenneth W. Freeman

                                        &

                         Quest Diagnostics Incorporated

                           Dated as of January 1, 2003

                                TABLE OF CONTENTS

                                                                                                       Page
1.   Employment..........................................................................................2

2.   Employment Term.....................................................................................3

3.   Duties..............................................................................................3

4.   Place of Performance................................................................................4

5.   Cash Compensation...................................................................................4

     (a)   Base Salary...................................................................................4

     (b)   Annual Bonus..................................................................................4

     (c)   Deferral......................................................................................5

     (d)   Incentive Award Modifications.................................................................5

6.   Equity Awards.......................................................................................6

7.   Employee Benefits...................................................................................8

     (a)   General Provisions............................................................................8

     (b)   Transferred Executive Supplemental Retirement Plan............................................9

     (c)   Participation in Supplemental Deferred Compensation Plan.....................................15

     (d)   Vacation and Sick Leave......................................................................15

8.   Applicable Taxes...................................................................................16

9.   Miscellaneous Benefits.............................................................................16

     (a)   Business Travel and Expenses.................................................................16

     (b)   Executive Driver.............................................................................16

     (c)   Use of Aircraft..............................................................................16

     (d)   Non-Exclusivity..............................................................................17

10.  Termination of Employment..........................................................................17

     (a)   Termination by the Company for Cause.........................................................17

     (b)   Termination by the Company for Excessive Absenteeism.........................................18

     (c)   Death........................................................................................19

     (d)   Termination by the Executive for Good Reason.................................................19

     (e)   Other Terminations...........................................................................20

     (f)   Notice of Termination........................................................................21

11.  Compensation upon Termination or During Disability.................................................21

     (a)   Disability Period............................................................................21

     (b)   Death........................................................................................21

     (c)   Absence From Work............................................................................22

     (d)   Termination for Cause; Termination by the Executive other than for Good Reason...............23

     (e)   All Other Terminations.......................................................................24

     (f)   Change in Control............................................................................28

12.  Non-Solicitation and Non-Competition...............................................................31

     (a)   Term of Non-Compete..........................................................................31

     (b)   Term of Non-Solicitation of Customers........................................................32

     (c)   Term of Non-Solicitation of Employees........................................................32

     (d)   Definitions Applicable to Section 12.........................................................32

     (e)   Expedited Arbitration Applicable to Section 12...............................................33

     (f)   Exclusive Property...........................................................................33

     (g)   Remedies.....................................................................................34

13.  Arbitration........................................................................................35

14.  Confidentiality....................................................................................36

15.  Other Matters......................................................................................37

     (a)   Entire Agreement.............................................................................37

     (b)   Assignment...................................................................................37

     (c)   Notices......................................................................................37

     (d)   Amendment/Waiver.............................................................................38

     (e)   Applicable Law...............................................................................38

     (f)   Severability.................................................................................38

     (g)   Successor in Interest........................................................................38

     (h)   No Mitigation................................................................................39

16.  Indemnification....................................................................................39

17.  Authority..........................................................................................39

                                                                  Execution Copy

                    Amended and Restated Employment Agreement

                                     Between

                               Kenneth W. Freeman

                                        &

                         Quest Diagnostics Incorporated

     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of January 1, 2003 (the "Effective Date"), between QUEST DIAGNOSTICS INCORPORATED (the "Company"), a Delaware corporation having its principal place of business at One Malcolm Avenue, Teterboro, NJ 07608, and KENNETH W. FREEMAN (the "Executive").

     WHEREAS, Executive has been heretofore employed by the Company as Chairman and Chief Executive Officer; and

     WHEREAS, the Company considers the services of the Executive to be unique and essential to the success of the Company's business; and

     WHEREAS the Company and the Executive had previously entered into employment agreements, the term of the last of which is to expire as of December 31, 2002, and the parties desire that the Executive continue as Chairman and Chief Executive Officer of the Company; and

     WHEREAS, the Company and the Executive now wish to enter into an omnibus amendment of the current agreement of employment on the terms and conditions set forth herein, and which shall constitute the sole and exclusive agreement relating to the employment of Executive by the Company.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed between the Company and the Executive that his existing agreement shall be amended and modified in its entirety as follows:

1. Employment. The Company shall continue to employ the Executive in a full-time capacity in the position set forth in this paragraph, and the Executive shall continue to accept such employment upon the terms and conditions set forth herein. Such employment shall be in the capacity of Chief Executive Officer of the Company, and as a Director and Chairman of the Board of Directors of the Company (the "Board") reporting directly to the Board; provided that if during the Employment Term the Executive and Board agree in writing that as a matter of corporate governance or otherwise, it would be in the best interests of the Company for there to be a separate Chairman of the Board and Chief Executive Officer, the Executive may relinquish the position of Chief Executive Officer and shall continue to serve solely as Chairman of the Board and as a Director of the Company for (i) one year from the date the position of Chief Executive Officer is relinquished ("CEO Relinquishment Date"), or (ii) until December 31, 2005, whichever occurs first, and the Employment Term (as hereinafter defined) shall be deemed to have terminated as of such date. Subject to the provisions of the immediately preceding sentence, the Company shall use its best efforts to cause the Executive to be nominated as a Director of the Company and shall use its best efforts to cause the Executive to be elected to the Board and as Chairman for the duration of the Employment Term.

2. Employment Term. Unless earlier terminated pursuant to Section 10 hereof, and subject to Section 1, the term of Executive's employment under this Agreement shall commence as of the Effective Date of this Agreement and continue until December 31, 2005 (the "Employment Term").

3. Duties. During the Employment Term, the Executive shall, subject to the supervising powers of the Board, have those powers and duties consistent with his position as Chief Executive Officer and Chairman (or as Chairman only, as the case may be), which powers as Chief Executive Officer shall in all cases include, without limitation, the power of supervision and control over, and responsibility for, the general management and operations of the Company. Executive agrees to devote substantially all his working time and attention to the business of the Company, provided that in the event he becomes Chairman solely, the Executive shall devote the same full time, attention, diligence and care to the business and affairs of the Company as he did while Chief Executive Officer and Chairman prior to the CEO Relinquishment Date. The Executive shall not, without the prior written consent of the Company's Board of Directors, be directly or indirectly engaged in any other trade, business or occupation for compensation requiring his personal services during the Employment Term. Nothing in this Agreement shall preclude the Executive from (i) engaging in charitable and community activities or (ii) from managing his personal investments, or
     (iii) serving as a member of the board of directors of an unaffiliated company not in competition with the Company, subject, however, in each case mentioned in Sections 3(i) and (iii) above, to written approval by the Company's Board of Directors.

4. Place of Performance. The principal place of employment of the Executive shall be at the Company's principal executive offices in Teterboro, New Jersey; Lyndhurst, New Jersey; or New York, New York.

5. Cash Compensation. Executive shall be compensated for services rendered during the Employment Term as follows:

     (a) Base Salary. Executive shall be compensated at an annual base salary of no less than $1,100,000 (one million one hundred thousand dollars) (the base salary, at the rate in effect from time to time, is hereinafter referred to as the "Base Salary"). The Company's Board of Directors, or a committee thereof, may review and may, if appropriate, at its discretion, increase this annual Base Salary during the Employment Term consistent with Company practices and policies, to reflect (among other factors) increases generally granted to other senior executives of the Company and Executive's performance. The Base Salary shall be payable in equal bi-weekly installments.

     (b)  Annual Bonus. In addition to the Base Salary provided for in Section 5
          (a) above, the Company will provide annual cash bonus awards to Executive under its Management Incentive Plan (MIP) in accordance with the plan and any financial performance targets thereunder ("Annual Bonus"). During the Employment Term, Executive's target incentive opportunity under the Company's MIP will be no less than 140% of Base Salary as in effect at the time such target incentive opportunity is established, provided that in the event the Executive becomes Chairman solely, the Executive shall be entitled to (i) a pro rata portion of the Annual Bonus for that portion of the calendar year period for which he served as Chief Executive

          Officer (based on days served) immediately prior to the CEO Relinquishment Date and (ii) an additional Annual Bonus with respect to his service period following the CEO Relinquishment Date, provided
          (A) he is then still in the employ of the Company (x) one year from the CEO Relinquishment Date, or (y) December 31, 2005, whichever occurs first or (B) such payment is otherwise due the Executive pursuant to Section 11(e)(v) hereof, provided further, that if the Executive serves as Chairman solely for less than twelve (12) months because his employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall have no right to any part of the Annual Bonus payable with respect to service after the CEO Relinquishment Date.

     (c) Deferral. Pursuant to the terms of the Company's Supplemental Deferred Compensation Plan ("SDCP"), the Executive may elect to defer from payments of Base Salary and Annual Bonus and any other eligible compensation such amounts as provided for under the SDCP.

     (d) Incentive Award Modifications. Any equity and option awards made to the Executive on or prior to the Effective Date and any equity and option awards that may be made to the Executive during the Employment Term, to the extent permitted by law, shall be subject to, and shall benefit from, any favorable amendments or revisions to the terms and conditions of any of the Company's Incentive Compensation Programs (including, without limitation, any action resulting in extended exercise periods) that may be implemented on or after the Effective Date.

6.   Equity Awards.

     (a) On or about the February 13, 2003 meeting of the Board, the Executive shall be awarded options to purchase a total of 700,000 (seven hundred thousand) shares of the Company's common stock (the "Option Shares") at an exercise price equal to the average of the quoted high and low price per share of such common stock on the date of the award (the "Option Grant"). The Option Grant shall vest as to 1/36th thereof as of the Effective Date and 1/36th thereof monthly on the first day of each and every month thereafter commencing February 1, 2003 unless subject to accelerated vesting under this Agreement, provided, that in the event the Executive becomes Chairman solely, the vesting schedule as set forth above shall be deemed modified and further monthly vesting shall cease and 12/36th of the Option Grant (or the remaining portion of the Option Grant which has not yet vested if less than 12 months remain in the Employment Term) shall only vest if (A) the Executive is then still in the employ of the Company (x) twelve months from the CEO Relinquishment Date, or (y) December 31, 2005, whichever occurs first, or (B) the provisions of Section 11(e)(v) apply; provided further, that if Executive is Chairman solely for less than twelve (12) months because his employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall have no right to any part of the Option Grant which accrues after the CEO Relinquishment Date. Except as otherwise provided for in this Agreement, vested Option Shares may not be exercised prior to December 31, 2006 or after December 31, 2012, and, unless otherwise provided for herein, shall be governed by the terms of a stock option agreement approved by the Board, acting through its Compensation Committee consistent with this Agreement.

     (b) On or about the February 13, 2003 meeting of the Board, the Executive shall be granted 100,000 shares of restricted stock ("Restricted Stock") in the Company. The Restricted Stock shall vest as to 1/36th thereof as of the Effective Date and 1/36th thereof monthly on the first day of each and every month thereafter commencing February 1, 2003, unless subject to accelerated vesting under this Agreement; provided, that in the event the Executive becomes Chairman solely, the vesting schedule as set forth above shall be deemed modified and further monthly vesting shall cease and 12/36th of the Restricted Stock (or the remaining portion of the Restricted Stock which has not yet vested if less than twelve (12) months remain in the Employment
          Term) shall only vest if (A) the Executive is then still in the employ of the Company (x) twelve (12) months from the CEO Relinquishment Date, or (y) December 31, 2005, whichever occurs first or (B) the provisions of Section 11(e)(v) apply; provided, further, that if Executive is Chairman solely, for less than twelve (12) months because his employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall have no right to any part of the Restricted Stock which accrues after the CEO Relinquishment Date.

     (c) Executive may be awarded additional compensation (such as stock options, shares of incentive stock, or shares of restricted stock) at the discretion of the Board (or any committee thereof) pursuant to the present or any future incentive compensation or long-term compensation program established for the senior officers of the Company (collectively the "Incentive Compensation Programs"), in an appropriate manner as determined in the sole discretion of the Board (or any committee thereof) for the position occupied by Executive and his performance therein relative to other Company senior executives and consistent with Company pay practices. Compensation granted under such plans will be subject to the actual provisions and conditions applicable to such plans.

     (d) The Executive agrees that he shall not (i) sell, transfer or otherwise dispose of any Option Shares or Restricted Stock or any interest therein other than in compliance with the Company's 1999 Employee Equity Participation Program, the Non-Qualified Stock Option Agreement between the Company and Executive relating to such Option Shares and/or Restricted Stock, and the Company's Policy for Purchasing and Selling Securities, (ii) enter into any transaction that is expected to result in a financial benefit arising from a decline in the value of the Company's stock or (iii) enter into any hedging transactions, including, but not limited to the use of financial derivatives, short sales or any other similar transactions, without the prior written consent of the Board of Directors, in each case with respect to Subsections (i), (ii) and (iii) until the Option Shares or Restricted Stock are vested to the fullest extent provided for under this Agreement, and all restrictions against exercise have expired or been terminated.

7.   Employee Benefits.

     (a) General Provisions. Except as expressly provided in this Agreement, Executive shall be eligible to participate in all employee benefit and welfare plans offered by the Company to its senior executive officers (e.g., Life Insurance, Medical &

          Dental Insurance, Travel, Accident, STD & LTD, Flexible Spending Accounts, Regular and Supplemental AD&D, Optional/Supplemental Life Insurance, Profit Sharing, the 401(k) Plan and Employee Stock Purchase
          Plan) (collectively referred to as the "Benefit Plans") on a basis that is no less favorable to the Executive than that made available to other senior executive officers of the Company provided that Executive shall be reimbursed for the costs of his annual participation in a comprehensive executive health assessment at a leading medical institution of his choice.

     (b)  Transferred Executive Supplemental Retirement Plan.

          (i) Executive will continue to be eligible to continue to participate in the "Transferred Executive Supplemental Retirement Plan" (the "SRP") established by the Company for certain executives of the Company. Under the terms of such plan, Executive (or his spouse) will be entitled to receive a nonqualified retirement benefit in accordance with the terms and provisions of the plan, as administered by the Board, subject to the modifications provided for under the terms of this Agreement.

          (ii) Notwithstanding any of the terms of the SRP to the contrary and in addition to any amounts payable to Executive pursuant to
               Section 11 of this Agreement, Executive shall be entitled to receive a retirement pension benefit under this Agreement (the "Company Non-Qualified Benefit") as provided for below. The Company Non-Qualified Benefit shall, unless distributed in another form as provided herein, be an entitlement to a series of payments by the Company (such series of payments being referred to hereinafter as the "Normal Form of Benefit") consistent with the terms of the benefit provided for under the SRP as modified by this Agreement, such payments to commence on the later of (i) Executive's date of termination or (ii) the Executive's 55th birthday (the later of (i) and (ii), the "SRP Commencement Date") and shall (1) be fully equivalent in value to the pension benefits Executive would have received under the Corning non-qualified and qualified pension plans as in effect on December 18, 1996 (including all across-the-board plan improvements or benefit decreases and/or successor plans, in each case adopted after December 18, 1996, other than as may result from any bankruptcy, insolvency or other restructuring or reorganization by Corning) and applicable to the class of executives of which the Executive was a part while employed by Corning; (2) be based on Executive's combined years of service with the Company and Corning (but in any case, except as otherwise specifically provided, herein, not less than 37 years of service); (3) be computed without actuarial or other reduction that would otherwise be applicable by reason of Executive's age as of the SRP Commencement Date (the intent of this being to provide a retirement benefit that has no actuarial or other reduction because of its commencement on or after Executive's attainment of age 55, but prior to age 60, the age at which an unreduced retirement benefit would otherwise have been provided to Executive under the SRP); (4) be based on all compensation earned by Executive from Corning and Company through to the SRP

               Commencement Date (provided that for purposes of such computation, Executive's benefit eligible compensation shall be the average of the three highest calendar years' annual cash compensation (base and bonus and any other remuneration actually taken into account under the SRP as administered by the Company or Corning) received by the Executive prior to his termination of employment (including any compensation (base and bonus) earned by the Executive in any of such three calendar years and either unpaid as of the close of such year or otherwise deferred to subsequent years, provided that any such unpaid or deferred compensation shall not again be taken into account in the year of receipt)("Eligible Compensation"), and provided further that in the case of Executive's termination as Chairman following the CEO Relinquishment Date, the three highest calendar years may include Eligible Compensation earned or otherwise payable to the Executive for a calendar year in which his position as Chairman terminates; and (5) provide the Executive with a lump sum payment option (the "Lump Sum Option" as hereinafter defined and subject to the terms and conditions hereinafter set forth), as an alternative to the Normal Form of Benefit, payable as soon as practicable following (but in no event later than forty-five (45) days following, unless the parties mutually agree otherwise) (A) Executive's attainment of age 55 or (B) his termination of employment (whichever is later), which payment option may be satisfied at the election of the Executive by means of a lump sum cash distribution to the Executive, the distribution of an annuity contract to the Executive, or a combination of the two, where the total out of pocket cost to the Company of such distribution is equal to the amount that would be payable in the form of an immediate lump sum cash payment if Executive elects the Lump Sum Option payable in cash only (provided that in the event of a change of control, either under this Agreement, the SRP or any other applicable plan, the Executive shall be entitled to receive an immediate lump sum cash payment that is the equivalent in value to the payments that would otherwise be made to the Executive in the Normal Form of Benefit commencing as of the SRP Commencement Date, determined by using the methodology applicable to the determination of the Annuity Cost, as set forth below, and applied so as to obtain costs, determined as of the date the immediate lump sum cash payment is to be made, of an annuity with payments commencing as of the then applicable SRP Commencement
               Date); provided that if the Executive terminates his employment under this Agreement without Good Reason, or as a result of his death or the Company terminates the Executive's employment under this Agreement with Cause, then the pension benefits payable to the Executive (or his spouse) under the SRP shall be determined based only on actual service and Eligible Compensation through to the Termination Date, and the deferred vested benefit payable to the Executive (i) shall be computed on an accrued and unreduced basis and without applying the reduction factors applicable to deferred vested benefits under the SRP or Corning qualified plan, and (ii) shall be computed without applying the compensation and benefit limits of Sections 401(a)(17) and 415 of the Internal Revenue Code, as incorporated in Section 4.1(a)(7) of the SRP.

          (iii) Amounts payable to the Executive in satisfaction of the Company Non-Qualified Benefit shall be reduced by (i) any qualified plan benefits actually received or reasonably anticipated as to be received in the future by Executive under Corning's qualified plan and (ii) any non-qualified retirement benefits actually received or reasonably anticipated as to be received in the future from Corning pursuant to any non-qualified retirement plan of Corning (the amounts reflected in subclauses (i) and (ii) shall be referred to collectively as the "Corning Offset Payments"); provided that the value of the Corning Offset Payments shall be expressed as a lump sum payment the amount of which shall be determined by applying the same methodology and procedures used to determine the Annuity Cost, as set forth below.

          (iv) The Lump Sum Option shall be available to the Executive only if Executive provides written notice of his intent to elect the Lump Sum Option prior to the first to occur of (A) the last day of the calendar year prior to the calendar year in which the SRP Commencement Date occurs or (B) the date that is six (6) months prior to the SRP Commencement Date. The amount payable as an immediate lump sum cash payment to the Executive as settlement in full of his entitlement to the Lump Sum Option shall be equal to the Annuity Cost (as that term is defined below). For these purposes, the Annuity Cost shall be determined as follows:
               At least sixty (60) days prior to the SRP Commencement Date, the Company shall obtain and deliver to the Executive quotes on the price at which an annuity is available providing for payments commencing as of the SRP Commencement Date from seven (7) providers from the group of Named Annuity Providers (as defined below), the terms of each such annuity providing for payments to the Executive and his spouse commencing as of the SRP Commencement Date (i) that are the same as those that would otherwise be payable by the Company under the Company Non-Qualified Benefit in the Normal Form of Benefit (and without giving effect to any taxes owed by the Company and Executive on such payments, it being understood that the Executive and Company will be responsible for the payment of their respective applicable taxes upon actual payment to the Executive of the Lump Sum Option and (ii) based on the Corning 75% joint and survivorship option factors as in effect as of the Effective Date (the "Annuity Cost Quotes"). The Named Annuity Providers are Travelers, John Hancock, Met Life, Hartford, Principal, Pacific Life and AIG, as long as the provider maintains a better than "AA-" or equivalent rating (based on the providers' ability to pay claims) from at least two of the three (or if there are only two, both, or if there is only one, then the one) major credit rating agencies, namely Standard and Poors, Fitch Rating Services and Moody's Investor Services. In the event the provider does not maintain the previously specified credit ratings, the provider will be dropped from the group of Named Annuity Providers. In the event the group of Named Annuity Providers numbers less than seven, the Company may designate an annuity provider which meets the previously specified credit ratings to be added to the group of Named Annuity Providers so that they number seven. The Annuity Cost shall be the product of (x) 1.02 times (y) the price quote of the Named Annuity Provider that represents the median of the price quotes obtained from the Named Annuity Providers; provided that in no event shall the Annuity Cost exceed the highest price quote obtained from the Named Annuity Providers. In the event there are no Named Annuity Providers, the Executive shall designate an annuity provider acceptable to him and the price quote provided by such designee shall be the Annuity Cost.

          (v) The lump sum payment to the Executive in satisfaction of the Lump Sum Option shall be subject to deduction by the Company by reason of the Company's tax withholding obligations under applicable federal, state or local statute.

     (c) Participation in Supplemental Deferred Compensation Plan. Executive shall be eligible to participate in the Supplemental Deferred Compensation Plan on a basis that is no less favorable than all other senior executive officers of the Company participating in the Transferred Executive Supplemental Retirement Plan.

     (d) Vacation and Sick Leave. Executive shall be entitled to vacation and sick leave in accordance with the vacation and sick leave policies adopted by the Company from time to time, provided that the Executive shall be entitled to no less than five

          (5) weeks of paid vacation each calendar year, provided that in no event shall unused vacation be carried over into the next calendar year. Any vacation shall be at such time and for such periods as shall be mutually agreed upon between the Executive and the Company. The Executive shall be entitled to all public holidays observed by the Company.

8. Applicable Taxes. There shall be deducted from any compensation payments made under this Agreement any federal, state, and local taxes or other amounts required to be withheld under applicable law.

9. Miscellaneous Benefits. During the Employment Term, the Company shall provide the Executive with the following additional benefits:

     (a) Business Travel and Expenses. Executive shall be reimbursed by the Company for reasonable and other business expenses, as approved by the Company, that are incurred and accounted for in accordance with the Company's normal practices and procedures for reimbursement of expenses.

     (b) Executive Driver. In order to ensure the accessibility and safety of the Executive during the Employment Term, the Company will reimburse Executive for the costs of an executive driver for business purposes only (including transportation to and from work). The Company shall directly cover the costs of all other business-related transportation.

     (c) Use of Aircraft. In order to ensure the accessibility and safety of the Executive during the Employment Term, the Company shall reimburse Executive for all costs associated with the Executive's use, for business purposes only, of aircraft in accordance with the Company's policies, whether the aircraft is being chartered or is Company-owned.

     (d) Non-Exclusivity. Nothing in this Agreement shall prevent the Executive from being entitled to receive any additional compensation or benefits as approved by the Company's Board of Directors; provided, however, that in no event shall the Company make any loans to Executive that are in violation of the Sarbanes-Oxley Act of 2002, as such act may be amended or supplemented from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

10. Termination of Employment. Notwithstanding any other provisions of this Agreement to the contrary, the employment of the Executive pursuant to this Agreement may be terminated as follows:

     (a) Termination by the Company for Cause. Executive may be terminated for "Cause" by the Company as provided below. As used herein, the term "Cause" shall mean (i) conviction of the Executive for a felony; or
          (ii) the commission by the Executive of fraud or theft against, or embezzlement from, the Company. For purposes of this section, no act or failure to act on Executive's part shall be considered to be reason for termination for Cause if done, or omitted to be done, by Executive in good faith and with the reasonable belief that the action or omission was in the best interests of the Company. Cause shall not exist unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than two thirds of the entire membership of the Board at a meeting of the Board held for the purpose (after no less than ten (10) days' prior written notice to the Executive of such meeting and the purpose thereof and an opportunity for him, together with his counsel, to be heard before the Board at such meeting), of finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth above in this Section 10(a) and specifying the particulars thereof in detail. As set forth more fully in Section 10(e) hereof, the "Date of Termination" (which shall be no earlier than 30 days after delivery of the written notice to the Executive) shall be the date specified in the "Notice of Termination;" provided, however, that in the case of a termination for Cause under clauses 10(a)(i) and 10(a)(ii) above, the Date of Termination shall be the date of delivery of the Notice of Termination. Anything herein to the contrary notwithstanding, if, following a termination of the Executive's employment by the Company for Cause based upon the conviction of the Executive for a felony, such conviction is overturned in a final determination on appeal, the Executive shall be entitled to the payments and the economic equivalent of the benefits the Executive would have received if his employment had been terminated by the Company without Cause.

     (b) Termination by the Company for Excessive Absenteeism. At the sole discretion of the Board, Executive may be terminated if the Executive shall have been absent from his duties with the Company on a full-time basis for one hundred and twenty (120) consecutive days, and if within thirty (30) days after written Notice of Termination is given by the Company to the Executive, the Executive shall not have resumed the performance of his duties hereunder on a full-time basis. In this event, the Date of Termination shall be thirty (30) days after Notice of

          Termination is given by the Company (provided that the Executive shall not have returned to the full-time performance of his duties).

     (c) Death. The Executive's employment shall terminate upon his death, and the date of his death shall be the Date of Termination for purposes of this Agreement.

     (d) Termination by the Executive for Good Reason. The Executive may terminate his employment hereunder for "Good Reason," provided that the Executive shall have delivered a Notice of Termination within ninety (90) days after the occurrence of the event of Good Reason giving rise to such termination. For purposes of this Agreement, "Good Reason" shall mean the occurrence of one or more of the following circumstances, without the Executive's express written consent, and which are not remedied by the Company within thirty (30) days of receipt of the Executive's Notice of Termination except in the event of a Change in Control:

          (i) an assignment to the Executive of any duties materially inconsistent with his position, duties, responsibilities, and status with the Company, or any material limitation of the powers of the Executive not consistent with the powers of the Executive contemplated by Section 3 hereof;

          (ii) Subject to the provisions of Section 1, any failure to use best efforts to cause the Executive to be elected to, the position(s) specified in Section 1 of this Agreement, including, without limitation, the failure of the Company to continue the Executive as Chairman following the CEO Relinquishment Date, subject to
               Section 1;

          (iii) any change of the Executive's title(s) as specified in Section 1 of this Agreement without the Executive's consent;

          (iv) the Company's requiring the Executive without his written consent to be based at any office or location more than 75 miles commuting distance from the locations referred to in Section 4 of this Agreement;

          (v) a reduction in the Executive's Base Salary or Annual Bonus target incentive opportunity as in effect from time to time, without his written consent;

          (vi) the failure of the Company to continue in effect any material Benefit Plan that was in effect on the Effective Date or provide the Executive with substantially equivalent benefits, in the aggregate, without his written consent;

          (vii) any other material breach by the Company of this Agreement;

          (viii) "Change in Control" as defined in Section 11(f) of this Agreement; or

          (ix) a failure of the Company to secure a written assumption by any successor company as provided for in Section 15(g) hereof.

In the event of a termination for Good Reason, the Date of Termination shall be the date specified in the Notice of Termination, and shall not be more than thirty (30) days after the Notice of Termination.

     (e) Other Terminations. Notwithstanding the foregoing, the Company or the Executive may terminate the Executive's employment under this Agreement at any time, subject to the provisions of Section 10(f) hereof. If the Executive's employment is terminated hereunder for any reason other than as set forth in Sections 10(a) through 10(d) hereof, the date on which a Notice of Termination is given or any later date (within 30 days) set forth in such Notice of Termination shall be the Date of Termination.

     (f) Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated and a date of termination.

11.  Compensation upon Termination or During Disability

     (a) Disability Period. During any period during the Employment Term that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to (i) receive his full Base Salary and bonus otherwise payable for that period of the Employment Term including the Disability Period and (ii) participate in the Benefit Plans. Such payments made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, where such amounts were not previously applied to reduce any such payment.

     (b) Death. If the Executive's employment hereunder is terminated as a result of his death, then: (i) the Company shall pay the Executive's estate or designated beneficiary, as soon as practicable after the Date of Termination, a lump sum payment equal to (1) any Base Salary installments due in the month of death and any reimbursable expenses accrued or owing the Executive hereunder as of the Date of Termination, (2) a pro rata portion of any bonus owed to the Executive for that portion of the Employment Term through to the Date of Termination, any earned and unpaid bonus relating to services performed by the Executive in the year preceding his death, and (3) the severance benefits set forth in
          Section 11(e), and (ii) all outstanding stock options and restricted stock (including the Restricted Stock), earned shares of incentive stock, and other awards granted to the Executive under the Incentive Compensation Programs shall immediately become fully vested as of the Date of Termination and all transfer restrictions shall lapse but continue to be subject to such exercise periods as shall be provided for under the terms of each grant, including, without limitation, the restrictions on the exercise of the vested Option Shares prior to December 31, 2006 or after December 31, 2012, provided that the Board may, upon the written request of the Executive's personal representative, waive or modify the restrictions on the exercise of the vested Option Shares as set forth above.

     (c) Absence From Work. If the Executive's employment hereunder is terminated pursuant to Section 10(b), then (i) the Company shall pay the Executive, as soon as practicable after the Date of Termination
          (1) any Base Salary and any reimbursable expenses accrued or owing the Executive hereunder as of the Date of Termination, (2) a pro rata portion of any bonus owed to the Executive for that portion of the Employment Term through to the Date of Termination, any earned and unpaid bonus relating to service performed by the Executive in the year preceding his Date of Termination, and (3) the severance benefits set forth in Section 11(e); and (ii) all outstanding stock options, restricted stock (including the Restricted Stock) and Incentive Stock awards granted to the Executive shall immediately become fully vested as of the Date of Termination and all transfer restrictions shall lapse but continue to be subject to such exercise periods as shall be provided for under the terms of each grant.

     (d) Termination for Cause; Termination by the Executive other than for Good Reason. If the Executive's employment hereunder is terminated by the Company for Cause or by the Executive (other than for Good Reason), then (i) the Company shall pay the Executive, as soon as practicable after the Date of Termination, any Base Salary and any reimbursable expenses accrued or owing the Executive hereunder for services as of the Date of Termination; and (ii) the Executive shall immediately forfeit any unvested career shares and earned but unvested incentive stock shares. In the event of termination by the Company for Cause, the Executive shall have the right to exercise the vested unexercised portion of all outstanding stock option and stock awards prior to the Date of Termination, and the unexercised portion of any such award shall be forfeited thereafter and any restricted stock (including the Restricted Stock) shall remain subject to the terms of each grant. In the event of termination by the Executive other than for Good Reason but subject to the provisions of Section 12, the Executive shall have the right to exercise the vested unexercised portion of all outstanding stock options and stock awards then held by the Executive for such period following the Date of

          Termination as shall be provided for under the terms of each grant, and any restricted stock (including the Restricted Stock) shall remain subject to the terms of each grant.

     (e) All Other Terminations. Executive's employment may be terminated without Cause by the Board or by the Executive for Good Reason, provided that in such event:

          (i) Executive shall be entitled to receive three (3) years Base Salary (at the Executive's effective annual rate on the date of termination) to be paid in a lump-sum (net of appropriate withholdings) within sixty (60) days of the Date of Termination;

          (ii) Executive shall be entitled to receive three (3) times his average Annual Bonus Award (including the stock and cash components) earned during the Employment Term of this Contract and, any earned and unpaid bonus relating to services performed by the Executive in the year preceding his termination by the Company without Cause or his termination for Good Reason, to be paid in a lump sum (net of appropriate withholding) within sixty
               (60) days of the Date of Termination provided that the bonus payment pursuant to this Section 11(e)(ii) shall not duplicate any bonus payments previously paid to the Executive;

          (iii) Executive and his eligible dependents shall be entitled to continue participation in the Company's Benefit Plans at the same cost as other Company senior executives (to the extent allowable in accordance with the administrative provisions of those plans and applicable federal and state law) for a period of up to three (3) years or until Executive and his eligible dependents are eligible to be covered by a successor employer's comparable benefit plans, whichever is sooner; and

          (iv) Any restricted stock (including the Restricted Stock) or stock options granted to the Executive at any time, which is subject to vesting restrictions, shall become fully vested and exercisable as of the Date of Termination, subject to the provisions of
               Section 12. In addition, any restrictions on sale, transfer or disposition of restricted stock (including the Restricted Stock) will be lifted, provided that the restrictions on the exercise of vested Option Shares prior to December 31, 2006 or after December 31, 2012 shall remain in effect, except in the case of the termination of the Executive without Cause by the Board or by the Executive for Good Reason, in which case the restriction on exercise of vested Option Shares shall lapse on the earlier to occur of the first anniversary of the Executive's termination without Cause by the Board or by the Executive for Good Reason or December 31, 2006.

          (v) Notwithstanding any other provision to the contrary contained in this Agreement:

               (A) if the Executive's employment is terminated on the CEO Relinquishment Date or during the six-month period immediately following such date, without Cause by the Board or by the Executive for Good Reason ("Chairman Termination Date"), he shall be entitled to all of the benefits conferred on him pursuant to Section 11(e)(i) through (iv) above and Section 11(e)(vi) below,

               (B) if the Executive's employment is terminated subsequent to six months after the CEO Relinquishment Date without Cause by the Board or by the Executive for Good Reason, he shall be entitled to: (w) payment of unpaid Base Salary from the Chairman Termination Date through (i) the first anniversary of the CEO Relinquishment Date or (ii) until December 31, 2005, whichever occurs first; (x) payment of the Annual Bonus that he would have been entitled to had he continued to serve as the Chairman from the Chairman Termination Date through (i) the first anniversary of the CEO Relinquishment Date or (ii) until December 31, 2005, whichever occurs first, payable in accordance with the Company's normal practices; (y) the benefits described in Section 11(e)(iii) from the Chairman Termination Date through (i) the first anniversary of the CEO Relinquishment Date or (ii) until December 31, 2005, whichever occurs first; and (z) all of the accelerated vesting, lifting of exercise period restrictions and other lapsing of restrictions on restricted stock and stock options and other benefits described in
                    Section 11(e)(iv) except that such benefits shall not apply to that portion of the Option Shares and

                    Restricted Stock that would not otherwise have vested through (i) the first anniversary of the CEO Relinquishment Date or (ii) until December 31, 2005, whichever occurs first, assuming that the Executive had continued to serve as Chairman throughout such period.

          (vi) In the event that the Executive receives any payment or benefit (including but not limited to the payments or benefits pursuant to Section 11 of this Agreement (a "Payment") that is subject to the excise tax (the "Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive, as soon thereafter as practicable, an additional amount (a "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax imposed upon the Payment and any federal, state, and local income tax and Excise Tax imposed upon the Gross-Up Payment, shall be equal to the Payment. The determination of whether an Excise Tax is due in respect to any payment or benefit, the amount of the Excise Tax and the amount of the Gross-Up Payment shall be made by an independent auditor (the "Auditor") jointly selected by the Company and the Executive and paid by the Company. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one nationally recognized accounting firm and those two firms shall jointly select one nationally recognized accounting firm to serve as the Auditor. Notwithstanding the Payment, (i) any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G of the Code shall be treated as subject to the Excise Tax, unless in the opinion of the tax counsel selected by the Auditor, such other payments or benefits (in whole or in part) do not constitute parachute payments, or are otherwise not subject to the Excise Tax, and (ii) the Executive shall be deemed to pay federal income tax at the highest marginal rate applicable in the calendar year in which the Gross-Up Payment is made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income tax which could be obtained from deduction of such state and local taxes. In the event the actual Excise Tax or such income tax is more or less than the amount used to calculate the Gross-Up Payment, the Executive or the Company, as the case may be, shall pay to the other an amount reflecting the actual Excise Tax or such income tax.

     (f) Change in Control. For purposes of this Agreement, "Change in Control" of the Company shall be deemed to have occurred if:

          (i) the Company's shareholders approve any transaction that is contemplated to result in a "Qualifying Merger or Consolidation," sale or disposition of all or substantially all of the Company's assets or a plan of partial or complete liquidation, share exchange, amalgamation, recapitalization or similar transaction and such transaction is completed substantially in accordance with the terms approved by the shareholders; provided that notwithstanding anything to the contrary, in this subsection
               (f)(i), no such merger, consolidation or sale shall be deemed to constitute a "Change in Control" if such transaction or series of transactions required the Executive to be identified in any United States securities law filing as a person or a member of any group acquiring , holding or disposing of beneficial ownership of the Company's securities and/or assets and effecting a "Change in Control" as defined in this subclause (f)(i); or

          (ii) during any period of not more than two (2) consecutive years (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a "person" (as hereinabove defined) who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Section) whose election was approved by Executive or whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (including approval by Executive), cease for any reason to constitute at least a majority thereof; or

          (iii) the acquisition of any third-party of stock constituting at least 51% of all outstanding shares of stock of the Company and that is not part of a Qualifying Merger or Consolidation (a "Share Acquisition") and subsequent to such acquisition either
               (i) the Company is no longer a public company for U.S. securities law purposes, or (ii) there is a material diminution of the Executive's position or any other breach of this Agreement by the Company or event giving rise to a Good Reason termination by the Executive.

          (iv) For purposes of this Section (f), "Qualifying Merger or Consolidation" shall mean any of the following: (1) any merger or consolidation between the Company and any entity in which the surviving entity (whether or not the Company) is not a publicly traded entity and the Executive is not CEO and Chairman of the publicly traded parent (if any) of the surviving entity, or (2) any merger or consolidation between the Company and any entity in which the surviving entity (whether or not the Company) is publicly traded and the Executive is not CEO and Chairman of such surviving entity, in each case so long as the Executive was CEO and Chairman immediately prior to the merger or consolidation described in subclauses (1) and (2) above, and provided further that if under this Agreement the Executive is no longer serving as the CEO immediately prior to such merger or consolidation there must also have occurred following the consummation of such transaction, or within six (6) months thereafter, a material diminution of the Executive's position or any other breach of this Agreement by the Company or event giving rise to a Good Reason termination by the Executive.

12.  Non-Solicitation and Non-Competition

     (a) Term of Non-Compete. During his employment with the Company and for a period of (1) one year from the date of the Executive's termination of employment for any reason, the Executive will not provide services, in any capacity, whether as an employee, consultant, independent contractor, or otherwise, to any person or entity that provides products or services that compete with the Business of the Company, including but not limited to: Laboratory Corporation of America Holdings, Inc.; Mayo Laboratory; ARUP; LabOne; Dianon Systems; Specialty Labs Inc.; IMPATH Inc.; Ameripath; and Esoterix; or their successors or assigns, except that after the termination of Executive's employment this restriction shall only apply to North America. If so requested in writing by Executive, the Company shall advise the Executive promptly in writing in advance (but in no case later than 30 calendar days) as to whether, in the exercise of its reasonable judgment, the Company views any proposed activity contemplated by the Executive as constituting a competing "Business," provided that nothing herein shall prevent the Executive from, after the termination of his employment, being a passive owner of not more than three percent (3%) of the outstanding stock of any class of a corporation that is publicly traded.

     (b) Term of Non-Solicitation of Customers. For a period of one (1) year following the termination of the Executive's employment for any reason, the Executive will not directly or indirectly solicit the Business of any customer of the Company during the one (1) year period prior to the termination of the employment relationship with the Company for any purpose other than to obtain, maintain and/or service the customer's Business for the Company.

     (c) Term of Non-Solicitation of Employees. For a period of one (1) year following the termination of the Executive's employment for any reason, the Executive agrees not to, directly or indirectly, recruit, solicit or hire any employees of the Company to work for the Executive or any other person or entity.

     (d) Definitions Applicable to Section 12. As used in this Section, the following terms shall have their respective definitions:

          (i) "Business" shall include (A) clinical laboratory, pathology, toxicology, pharmaceutical testing, clinical trials, (B) Clinical Laboratory Medical Information Services, (C) clinical laboratory testing kits; and (D) any other product or service which the Company planned, provided or discussed during the (1) one year period prior to the termination of Executive's employment.

          (ii) "Clinical Laboratory Medical Information Services" shall mean medical information services which contain a substantial clinical laboratory data component.

          (iii) "Indirectly solicit" shall include, but are not to be limited to, providing Company's proprietary information to another individual, or entity, allowing the use of Executive's name by any company (or any employees of any other company) other than the Company, in the solicitation of the Business of Company's customers.

     (e) Expedited Arbitration Applicable to Section 12. In the event there is a dispute under this Section, the parties agree to hold an expedited hearing in the City of New York, New York, before an arbitrator under American Arbitration Association Rules.

     (f) Exclusive Property. Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by Executive relating to the business of the Company, its affiliates and subsidiaries (other than his personal records) shall be and remain the property of the Company. Upon the termination of his employment with the Company or upon the request of the Company at any time, Executive shall promptly deliver to the Company, and shall not without the consent of the Board retain copies of, any written materials not previously made available to the public, or records and documents made by Executive in his possession concerning the business or affairs of the Company or any of its affiliates or subsidiaries (other than his personal records); provided, however, that subsequent to any such termination, the Company shall provide Executive with copies (the cost of which shall be borne by Executive) of any documents that are requested by Executive and that Executive has determined in good faith are (i) required to establish a defense to a claim that Executive has not complied with his duties hereunder or (ii) necessary to Executive in order to comply with applicable law.

     (g)  Remedies.

          (i) Injunctive Relief. Without intending to limit the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in this Section 12 may result in material irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Section 12 or such other relief as may be required to specifically enforce any of the covenants in this Section 12. Executive hereby agrees that the Company shall not be required to post any bond or other security in connection with any such equitable relief. Without intending to limit the remedies available to Executive, Executive shall be entitled to seek specific performance of the Company's obligations under this Agreement.

          (ii) Additional Remedy. In the event of an arbitrator's determination that Executive has breached any of the covenants contained in this Section 12 during his employment or within one year after termination thereof for any reason, then (1) all of Executive's outstanding stock options shall immediately terminate as of the date of the breach and (2) any gains realized by Executive from exercising all or a portion of any stock options within three months prior to his termination of employment or anytime after his termination of employment, shall be paid by Executive to the Company. The amount of the realized gains shall be the difference between the exercise price and the fair market value of the stock on the day each option is exercised and the Executive agrees to pay immediately said amounts to the Company. The Company shall cooperate with the Executive in filing amended tax returns required as a result of the exercise by the Company of its rights pursuant to this subclause (ii). Executive agrees to pay immediately the unpaid balance to the Company. Executive may be released from his obligations hereunder only if the Board (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of the Company.

13. Arbitration. In the event of any difference of opinion or dispute between the Executive and the Company with respect to the construction or interpretation of this Agreement or the alleged breach thereof, which cannot be settled amicably by agreement of the parties, then such dispute shall be submitted to and determined by arbitration by a single arbiter in the city of New York, New York in accordance with the rules then in effect of the Commercial Arbitration Panel of the American Arbitration Association (the "AAA"), and judgment upon the award rendered shall be final, binding and conclusive upon the parties and may be entered in the highest court, state or federal, having jurisdiction. The costs of the arbitration shall be borne as determined by the arbitrator; provided, however, that the reasonable expenses of the prevailing party, as determined by the arbitrator (including, without limitation, fees and expenses payable to the AAA and the arbitrator, fees and expenses payable to witnesses, including expert witnesses, reasonable fees and expenses payable to attorneys and other professionals, reasonable expenses of the prevailing party in attending the hearing, reasonable costs in connection with obtaining and presenting evidence and reasonable costs of the transcription of the proceedings), as determined by the arbitrator, shall be reimbursed to the prevailing party by the other party.

14. Confidentiality. During the Employment Term, and except as otherwise required by law, the Executive shall not disclose or make accessible to any business, person or entity, or make use of (other than in the course of the business of the Company) any trade secrets, proprietary knowledge or confidential information, which he shall have obtained during his employment by the Company and which shall not be generally known to or recognized by the general public. All information regarding or relating to any aspect of either the Company's business, including but not limited to that relating to existing or contemplated business plans, activities or procedures, current or prospective clients, current or prospective contracts or other business arrangements, current or prospective products, facilities and methods, manuals, intellectual property, price lists, financial information (including the revenues, costs, or profits associated with any of the Company's products or services), or any other information acquired because of the Executive's employment by the Company, shall be conclusively presumed to be confidential; provided, however, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by or at the direction of the Executive) or any specific information or type of information generally not considered information disclosed by the Company or any


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


     officer thereof to a third party without restrictions on the disclosure of such information. The Executive's obligations under this Section 14 shall be in addition to any other confidentiality or nondisclosure obligations of the Executive of the Company at law or under any other agreements.

15.  Other Matters.

     (a) Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive relating to the subject matter hereof, and supersedes any previous agreements, commitments and understandings, written or oral, with respect to the matters provided herein. As used in this Agreement, terms such as "herein," "hereof," "hereto" and similar language shall be construed to refer to this entire instrument and not merely the paragraph or sentence in which they appear, unless so limited by express language.

     (b) Assignment. Except as set forth below, this Agreement and the rights and obligations contained herein shall not be assignable or otherwise transferable by either party to this Agreement without the prior written consent of the other party to this Agreement. Notwithstanding the foregoing, any amounts owing to the Executive upon his death shall inure to the benefit of his heirs, legatees, personal representatives, executor or administrator.

     (c) Notices. Any and all notices provided for under this Agreement shall be in writing and hand delivered or sent by first class registered or certified mail, postage prepaid, return receipt requested, addressed to the Executive at his residence or to the Company at its usual place of business, and all such notices


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


          shall be deemed effective at the time of delivery or at the time delivery is refused by the addressee upon presentation.

     (d) Amendment/Waiver. No provision of this Agreement may be amended, waived, modified, extended or discharged unless such amendment, waiver, extension or discharge is agreed to in writing signed by both the Company and the Executive.

     (e) Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted, and enforced in accordance with the laws of the State of New York (applicable to contracts to be performed wholly within such State).

     (f) Severability. The Executive hereby expressly agrees that all of the covenants in this Agreement are reasonable and necessary in order to protect the Company and its business. If any provision or any part of any provision of this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective only to the extent of such invalidity or unenforceability and shall not affect in any way the validity or enforceability of the remaining provisions of this Agreement, or the remaining parts of such provision.

     (g) Successor in Interest. In the event the Company merges or consolidates with or into any other corporation or corporations, or sells or otherwise transfers substantially all of its assets to another corporation or other entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving or resulting from the merger or consolidation or to which the assets are sold or transferred and, prior to the consummation of any such event, the Company shall obtain the express written assumption of this Agreement by the


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


          other entity (other than in the case of a merger after which the Company is the surviving entity). All references herein to the Company refer with equal force and effect to any corporate or other successor of the entity that acquires directly or indirectly by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Company.

     (h) No Mitigation. The Executive shall not be required to mitigate amounts payable pursuant to Section 11 hereof by seeking other employment or otherwise.

16. Indemnification. The Company shall indemnify the Executive to the full extent permitted by law and the By-laws of the Company for all expenses, costs, liabilities and legal fees (collectively, "Damages") that the Executive may incur in the discharge of all his duties hereunder, including, without limitation, the right to be paid in advance by the Company for his expenses in defending a civil or criminal action, proceeding or investigation prior to the final disposition thereof. During the time that Executive serves as an officer or Director of the Company, the Executive shall be insured under the Company's Directors' and Officers' Liability Insurance Policy as in effect from time to time. Notwithstanding any other provision of this Agreement to the contrary, any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 16.

17. Authority. The execution, delivery and performance of this Agreement has been duly authorized by the Company and this Agreement represents the valid, legal and binding obligation of the Company, enforceable against the Company according to its terms.

                           [signature page to follow]


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


           [Amended and Restated Employment Agreement Signature Page]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its own behalf and has caused its corporate seal to be affixed, and the Executive has executed this Agreement on his own behalf intending to be legally bound, as of the date first written above.

                                                 QUEST DIAGNOSTICS INCORPORATED


                                                 By:
                                                    ----------------------------
                                                         (Duly Authorized)

ATTEST:

Secretary


                                                 EXECUTIVE

                                                 -------------------------------
                                                 Kenneth W. Freeman

Dated:  As of January 1, 2003


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